INTERNET INFOSPACECANADA CONTENT (WORLD WIDE WEB SITE)
                             DISTRIBUTION AGREEMENT

THIS AGREEMENT, dated as of August 31, 1999 (the "Effective Date'), is made by and between InfoSpaceCanada.com, Inc., a Delaware corporation ("InfoSpaceCanada"), a wholly owned subsidiary of InfoSpace.com, Inc. ("InfoSpace"), with offices at 15375 NE 90th Street, Redmond, WA 98052, and
Quotes  Canada  Inc.,  a                    ,  with  offices  at
 .
                                    RECITALS

     This  Agreement  is  entered  into  with  reference to the following facts:

     A. InfoSpaceCanada is a wholly owned subsidiary of InfoSpace and, through InfoSpace, maintains on certain locations of its Web Sites (as defined below) and makes available to Internet users certain content, resources, archives, indices, catalogs and collections of information (collectively, such materials are identified in Exhibit A and referred to herein as the "Content").

     B. InfoSpaceCanada wishes to grant certain rights and licenses to Quotescanada.com Inc. with respect to access to the Content and certain other matters, and Quotescanada.com Inc. wishes to grant certain rights and licenses to InfoSpaceCanada with respect to the Quotescanada.com Inc. Web Sites (as defined below) and certain other matters, as set forth in this Agreement.

                                    AGREEMENT

     The  parties  agree  as  follows:

     Section  1.     Definitions

     As  used  herein,  the following terms have the following defined meanings:
     "Advertising  Revenue"  is  defined  on  Exhibit  C.

     "Banner Advertisement" means a rotating banner advertisement of approximately 468x60 pixels located at the top and/or bottom of a Web Page.

     "Co-branded  Pages"  means,  collectively,  Query  Pages and Results Pages.

     "Quotescanada.com Inc. Marks" means those Trademarks of Quotescanada.com Inc. set forth on Exhibit B hereto and such other Trademarks (if any) as Quotescanada.com Inc. may from time to time notify InfoSpaceCanada in writing to be "Quotescanada.com Inc. Marks" within the meaning of this Agreement.

     "Quotescanada.com Inc. Web Sites" means, collectively, all Web Sites maintained by or on behalf of Quotescanada.com Inc. and its affiliates.

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     "Graphical User Interface" means a graphical user interface, to be designed by Quotescanada.com Inc. and InfoSpaceCanada and implemented by InfoSpaceCanada pursuant to the terms of this Agreement, that contains or implements branding, graphics, navigation, content or other characteristics or features such that a user reasonably would conclude that such interface is part of the Quotescanada.com Inc. Web Sites.

     "Impression" means a user's viewing of any discrete screen of a Co-branded Page containing any Banner Advertisement.

     "InfoSpaceCanada Marks" means those Trademarks of InfoSpaceCanada (if any) set forth on Exhibit B hereto, including prospective Marks and parent company Marks, and such other Trademarks as InfoSpaceCanada may from time to time notify Quotescanada.com Inc. in writing to be "InfoSpaceCanada Marks" within the meaning of this Agreement.

     "InfoSpaceCanada Web Sites" means, collectively: (a) the Web Site the primary home page of which is located at http://www.insospacecanada.com; and (b) other Web Sites maintained by InfoSpaceCanada and its affiliates.

     "Intellectual Property Rights" means any patent, copyright, rights in Trademarks, trade secret rights, moral rights and other intellectual property or proprietary rights arising under the laws of the jurisdiction.

     "Person" means any natural person, corporation, partnership, limited liability Quotescanada.com Inc. or other entity.

     "Query Page" means any page hosted on the InfoSpaceCanada Web Sites which incorporates the Graphical User Interface and on which users may input queries and searches relating to the Content.

     "Results Page" means any page hosted on the InfoSpaceCanada Web Sites which incorporates the Graphical User Interface and displays Content in response to queries and searches made on a Query Page.

     "Trademarks" means any trademarks, service marks, trade dress, trade names, corporate names, proprietary logos or indicia and other source or business identifiers.

     "Web Site" means any point of presence maintained on the Internet or on any other public data network. With respect to any Website maintained on the World Wide Web, such Website includes all HTML pages (or similar unit of information presented in any relevant data protocol) that either (a) are identified by the same second-level domain (such as infospace.com) or by the same equivalent level identifier in any relevant address scheme, or (b) contain branding, graphics, navigation or other characteristics such that a user reasonably would conclude that the pages are part of an integrated information or service offering.

     2.     Certain  Rights  Grants.

     2.1 InfoSpaceCanada Grant. Subject to the terms and conditions of this Agreement, InfoSpaceCanada hereby grants to Quotescanada.com Inc. the following rights:

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          (a)     the  right  to  include on the Quotescanada.com Inc. Web Sites hypertext links (whether in graphical, text or other format) which enable "point and click" access to locations of the InfoSpaceCanada Web Sites specified by InfoSpaceCanada (and subject to change by InfoSpaceCanada from time to time); and
          (b) the right to permit users to link to Results Pages via Query Pages hosted on the Quotescanada.com Inc. Web Sites.

     2.2 Quotescanada.com Inc. Grant. Subject to the terms and conditions of this Agreement, Quotescanada.com Inc. hereby grants InfoSpaceCanada the following rights:

          (a) the right to include on the InfoSpaceCanada Web Sites hypertext (whether in graphical, text or other format) which enable "point and click" access to locations on the Quotescanada.com Inc. Web Sites specified by Quotescanada.com Inc. (and subject to change by Quotescanada.com Inc. from time to time); and
          (b) the right to sell and serve Banner Advertisements directly on the Co-branded Pages as provided in Section 4; and
          (c)     the  right  to  track  the  number  of  Impressions.

     2.3 Limitations. Quotescanada.com Inc. and its affiliates shall have no right to reproduce or sub-license, re-sell or otherwise distribute all or any portion of the Content to any Person via the Internet (including the World Wide
Web) or any success public or private data network. This Agreement and delivery of the Content or any portion hereunder to Company shall not cause InfoSpaceCanada to be in violation of any laws of any jurisdiction or third party agreement, and InfoSpaceCanada may modify the Content if necessary in InfoSpaceCanada's sole discretion to avoid any such potential violation. In addition, neither party shall have any right to: (a) edit or modify any Banner Advertisements submitted for a Co-branded Page (but without limiting InfoSpaceCanada's right to reject any Banner Advertisements pursuant to this Agreement); or (b) remove, obscure or alter any notices of Intellectual Property Rights appearing in or on any materials (including Banner Advertisements) provided by the other party.

     2.4 Quotescanada.com Inc. Marks License. Subject to Section 2.6, Quotescanada.com Inc. hereby grants InfoSpaceCanada the right to use, reproduce, publish, perform and display the Quotescanada.com Inc. Marks: (a) on the InfoSpaceCanada Web Sites in connection with the posting of hyperlinks to the Quotescanada.com Inc. Web Sites; (b) in and in connection with the development, use, reproduction, modification, adaptation, publication, display and performance of the Graphical User Interface and Results Pages; and (c) in promotional marketing materials, content directories and indexes, and electronic and printed advertising, publicity, press releases, newsletters and mailings about InfoSpaceCanada.

     2.5 InfoSpaceCanada Marks License. Subject to Section 2.6, InfoSpaceCanada hereby grants the right to use, reproduce, publish, perform and display the InfoSpaceCanada Marks: (a) on the Quotescanada.com Inc. Web Sites in connection with the posting of hyperlinks to the InfoSpaceCanada Web Sites; (b) in and in connection with the development, user, reproduction in promotional and marketing materials, content directories and indexes, and electronic and printed advertising, publicity, press releases, newsletters and mailings about Quotescanada.com Inc.

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     2.6     Approval  of  Trademark  Usage.  InfoSpaceCanada  shall  not use or exploit in any manner any of the Quotescanada.com Inc. Marks, and Quotescanada.com Inc. shall not use or exploit in any manner any of the InfoSpaceCanada Marks, except in such manner and media as the other party may consent to in writing, which consent shall not be unreasonably withheld or delayed. Either party may revoke or modify any such consent upon written notice to the other party.

     2.7 Non-exclusivity. Each party acknowledges and agrees that the rights granted to the other party in this Agreement are non-exclusive, and that, without limiting the generality of the foregoing, nothing in this Agreement shall be deemed or construed to prohibit either party from participating in similar business arrangements as those described herein including soliciting third party advertisements or other materials, serving advertisements or other materials to third parties' Web Sites, or hosting or permitting third parties to place advertisements on such party's Web Site, whether or not, in each such case, such advertisements are competitive with the products, services or advertisements of the other party.

     3.     Certain  Obligations  of  the  Parties.

     3.1 Graphical User Interface and Co-branded Pages. Quotescanada.com Inc. and InfoSpaceCanada will cooperate to design the user-perceptible elements of the Graphical user Interface, with the goals of: (a) conforming the display output of the "look and feel" associated with the applicable Quotescanada.com Inc. Web Sites; and (b) maximizing the commercial effectiveness thereof.
Following agreement by the parties upon the design specifications thereof, InfoSpaceCanada will use commercially reasonable efforts to develop the Graphical User Interface and to implement the same on Co-branded Pages. InfoSpaceCanada shall have no liability or obligations for failure to develop or implement the Graphical User Interface or any Co-branded Pages, as contemplated by this Section 3.1, or for any nonconformity with the design specifications agreed upon by the parties, provided InfoSpaceCanada has used commercially reasonable efforts to develop and implement the same as provided in this Section 3.1.

     3.2 Quotescanada.com Inc. Obligations. Quotescanada.com Inc. shall integrate links to pages of the InfoSpaceCanada Web Sites determined by InfoSpaceCanada (and subject to change by InfoSpaceCanada from time to time) on the primary home page for each of the Quotescanada.com Inc. Web Sites. In addition, the InfoSpaceCanada logo and at least one other link pointing to pages on the InfoSpaceCanada Web Sites specified by InfoSpaceCanada (and subject to change by InfoSpaceCanada from time to time) will be present on all Co-branded Pages. Each link contemplated by this Section 3.2 shall be: (a) prominent in relation to links to other Web Sites on the applicable page (and in any event at least as prominent as any link to any third party Web Site); and (b) above-the-fold (i.e. immediately visible to any user accessing the applicable page without the necessary of scrolling downward or horizontally).

     3.3 Accessibility of Web Sites. Each party will use commercially reasonable efforts to ensure accessibility of its Web Sites (including, in the case of InfoSpaceCanada, the accessibility of the Content).

     3.4 Impression Information. InfoSpaceCanada shall track and allow the Quotescanada.com Inc. to remotely access in electronic form information maintained by InfoSpaceCanada concerning the number of Impressions.

     3.5 Publicity. The parties may work together to issue publicity and general marketing communications concerning their relationship and other mutually agreed-upon matters, provided, however, that neither party shall have any obligation to do so. In addition, neither party shall issue such publicity and general marketing communications concerning their relationship without the prior written consent of the other party (not to be unreasonably withheld). Neither party shall disclose the terms of this Agreement to any third party other than its outside counsel, auditors, and financial advisors, except as required by law.

     4.     Advertising  and  Revenue  Share.

     4.1 Placement of Banner Advertisements. In addition to the terms and conditions otherwise set forth in this Agreement, Banner Advertisements on the Co-branded Pages shall be governed by the terms and conditions set forth on Exhibit C.

     4.2 Remuneration. All amounts payable under this Agreement are denominated in Canadian dollars. Other than as explicitly stated on Exhibit C, InfoSpaceCanada shall have no obligation to share with, allow Quotescanada.com Inc. to sell, or account to Quotescanada.com Inc. regarding, any sums received by InfoSpaceCanada or any of its affiliates from any advertisements or promotions on any of the InfoSpaceCanada Web Sites (including, without limitation, any of the Co-branded Pages), including, without limitation, any Banner Advertisements thereon.

     5.     Warranties,  Indemnification  and  Limitation  of  Direct Liability.

     5.1     Warranties.

     Each party to this Agreement represents and warrants to the other party that:

a) it has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder;
b) its execution of this Agreement by such party and performance of its obligations hereunder, do not and will not violate any agreement to which it is a party or by which it is bound;
c) when executed and delivered, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms; and
d) its Web Sites and the content contained therein, and all Banner Advertisements served or submitted by it to the Co-branded Pages, as the case may be, will not contain any material that is obscene, libelous or defamatory, or infringing of any Intellectual Property Rights or other rights of any third party.

     5.2 Indemnification. Each party (the "Indemnifying Party") will defend, indemnify and hold harmless the other party (the "Indemnified Party"), and the respective directors, officers, employees and agent of the Indemnifying Party, from and against any and all claims, costs, losses, damages, judgments and expenses (including reasonable attorneys' fees) arising out of or in connection with any third-party claim alleging any breach of such party's representations or warranties or covenants set forth in this Agreement. The Indemnified Party agrees that the Indemnifying Party shall have sole and exclusive control over the defense and settlement of any such third party claim. However, the Indemnifying Party shall not acquiesce to any judgment or enter into any settlement that adversely affects the Indemnified Party's rights or interests without prior written consent of the Indemnified Party. The Indemnified Party shall promptly notify the Indemnifying Party of any such claim of which it becomes aware and shall: (a) at the Indemnifying Party's expense, provide reasonable cooperation to the Indemnifying Party in connection with the defense or settlement of any such claim; and (b) at the Indemnified Party's expense, be entitled to participate in the defense of any such claim.

     5.3     Limitation  of  Liability;  Disclaimer.

     (a) Liability. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM ANY PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS INFOSPACECANADA'S LIABILITY (WHETHER ARISING IN TORT, CONTRACT OR OTHERWISE AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), PRODUCT LIABILITY OR STRICT LIABILITY OF INFOSPACECANADA) UNDER THIS AGREEMENT OR WITH REGARD TO ANY OF THE PRODUCTS OR SERVICES RENDERED BY INFOSPACECANADA UNDER THIS AGREEMENT (INCLUDING ANY SERVERS OR OTHER HARDWARE, SOFTWARE AND ANY OTHER ITEMS USED OR PROVIDED BY INFOSPACECANADA OR ANY THIRD PARTIES IN CONNECTION WITH HOSTING THE CO-BRAND PAGES), THE INFOSPACECANADA WEB SITES AND ANY OTHER ITEMS OR SERVICES FURNISHED UNDER THIS AGREEMENT WILL IN NO EVENT EXCEED THE COMPENSATION PAID BY QUOTESCANADA.COM INC. TO INFOSPACECANADA UNDER THIS AGREEMENT.
     (b)     No  Additional  Warranties.  EXCEPT AS SET FORTH IN THIS AGREEMENT,
NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE), AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY CLAIM IN TORT (INCLUDING NEGLIGENCE), IN EACH CASE, REGARDING THEIR WEB SITES, ANY PRODUCTS OR SERVICES DESCRIBED THEREON, ANY BANNER ADVERTISEMENTS, OR ANY OTHER ITEMS OR SERVICES PROVIDED UNDER THIS AGREEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, QUOTESCANADA.COM INC. ACKNOWLEDGES THAT THE INFOSPACECANADA WEB SITES AND THE CONTENT (INCLUDING ANY SERVERS OR OTHER HARDWARE, SOFTWARE AND ANY OTHER ITEMS USED OR PROVIDED BY INFOSPACECANADA OR ANY THIRD PARTIES IN CONNECTION WITH HOSTING THE INFOSPACECANADA WEB SITES OR THE CONTENT OR PERFORMANCE OF ANY SERVICES HEREUNDER) ARE PROVIDED "AS IS" AND THAT INFOSPACECANADA MAKES NO WARRANTY THAT IT WILL CONTINUE TO OPERATE ITS WEB SITES IN THEIR CURRENT FORM, THAT ITS WEB SITES WILL BE ACCESSIBLE WITHOUT INTERRUPTION, THAT THE SITES WILL MEET THE REQUIREMENTS OR EXPECTATIONS OF THE OTHER PARTY, OR THAT THE CONTENT OR ANY OTHER ANY MATERIALS ON ITS WEB SITES OR THE SERVERS AND SOFTWARE THAT MAKES ITS WEB SITES AVAILABLE ARE FREE FROM ERRORS, DEFECTS, DESIGN FLAWS OR OMISSIONS.

     6.     Term  and  Termination.

     6.1     Term.  The  term  of  this  Agreement is as set forth on Exhibit C.

     6.2 Termination. Either party may terminate the Term upon not less than ninety (90) days' prior written notice to the other party of any material breach hereof by such other party, provided that such other party has not cured such material breach within such ninety (90) day period.

     6.3 Effect of Termination. Upon termination or expiration of the Term for any reason, all rights and obligations of the parties under this Agreement shall be extinguished, except that: (a) all accrued payment obligations hereunder shall survive such termination or expiration; and (b) the rights and obligations of the parties under Section 4.2, 4.3, 5, 6, 7 and 8 shall survive such termination or expiration.

     7.     Intellectual  Property.

     7.1 Quotescanada.com Inc. As between the parties, Quotescanada.com Inc. retains all right, title and interest in and to the Quotescanada.com Inc. Web Sites (including, without limitation, any and all content, data, URLs, domain names, technology, software, code, user interfaces, "look and feel", Trademarks and other items posted thereon or used in connection or associated therewith; but excluding any Content or other items supplied by InfoSpaceCanada) and the Quotescanada.com Inc. Marks along with all Intellectual Property Rights associated with any of the foregoing. All goodwill arising out of InfoSpaceCanada's use of any of the Quotescanada.com Inc. Marks shall inure solely to the benefit of Quotescanada.com Inc.

     7.2 InfoSpaceCanada. As between the parties, InfoSpaceCanada retains all right, title and interest in and to the Content and the InfoSpaceCanada Web Sites (including, without limitation, any and all content, data, URLs, domain names, technology, software, code, user interfaces, "look and Feel", Trademarks and other items posted thereon or used in connection or associated therewith; but excluding any items supplied by Quotescanada.com Inc.) and the InfoSpaceCanada Marks, along with all Intellectual Property Rights associated with any of the foregoing. All goodwill arising out of Quotescanada.com Inc.'s use of any of the InfoSpaceCanada Marks shall inure solely to the benefit of InfoSpaceCanada.

     7.3 Copyright Notices. All Co-branded Pages will include the following acknowledgement, along with the InfoSpaceCanada logo, or other log designated by
InfoSpaceCanada:

               "Powered by InfoSpaceCanada" or "Powered by InfoSpaceCanada.com" InfoSpaceCanada and Quotescanada.com Inc. acknowledge that the Co-branded
Pages may also contain copyright and patent notices of copyrighted or copyrightable works, including those of InfoSpaceCanada Content providers.

     7.4 Other Trademarks. InfoSpaceCanada shall not register or attempt to register any of the Quotescanada.com Inc. Marks or any Trademarks which Quotescanada.com Inc. reasonably deems to be confusingly similar to any of the Quotescanada.com Inc. Marks. Quotescanada.com Inc. shall not register or attempt to register any of the InfoSpaceCanada Marks or any Trademarks which InfoSpaceCanada reasonably deems to be confusingly similar to any of the InfoSpaceCanada Marks.

     7.5 Further Assurances. Each party shall take, at the other party's expense, such action (including, without limitation, execution of affidavits or other documents) as the other party may reasonably request to effect, perfect or confirm such other party's ownership interests and other rights as set forth above in this Section 7.

     8.     General  Provisions.

     8.1 Confidentiality. Each party (the "Receiving Party") undertakes to retain in confidence the terms of this Agreement and all other non-public information and know-how of the other party disclosed or acquired by the Receiving Party pursuant to or in connection with this agreement which is either designated as proprietary and/or confidential or by the nature of the circumstances surrounding disclosure, ought in good faith to be treated as proprietary and/or confidential ("Confidential Information"); provided that each party may disclose the terms and conditions of this Agreement to its immediate legal and financial consultants in the ordinary course of its business. Each party agrees to use commercially reasonable efforts to protect Confidential Information of the other party, and in any event, to take precautions at least as great as those taken to protect its own confidential information of a similar nature. Quotescanada.com Inc. acknowledges that the terms of this Agreement are Confidential Information of InfoSpaceCanada. The foregoing restrictions shall not apply to any information that: (a) was known by the Receiving Party prior to disclosure thereof by the other party; (b) was in or entered the public domain through no fault of the Receiving Party; (c) is disclosed to the Receiving Party by a third party legally entitled to make such disclosure without violation of any obligation of confidentiality; (d) is required to be disclosed by applicable laws or regulations (but in such event, only to the extent required to be disclosed); or (e) is independently developed by the Receiving Party without reference to any Confidential Information of the other party. Upon request of the other party, or in any event upon any termination or expiration of the Term, each party shall return to the other all materials, in any medium, which contain, embody, reflect or reference all or any part of any Confidential Information of the other party. Each party acknowledges that breach of this provision by it would result in irreparable harm to the other party, for which money damages would be an insufficient remedy, and therefore, that the other party shall be entitled to seek injunctive relief to enforce the provisions of this Section 8.1.

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     8.2     Independent Contractors.  Quotescanada.com Inc. and InfoSpaceCanada
are independent contractors under this Agreement, and nothing herein shall be construed to create a partnership, joint venture, franchise or agency relationship between Quotescanada.com Inc. and InfoSpaceCanada. Neither party has any authority to enter into agreements of any kind on behalf of the other party.

     8.3 Assignment. Neither party may assign this Agreement or any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party, not to be unreasonably withheld; except that either party may, without the other party's consent, assign this agreement or any of its rights or delegate any of its duties under this Agreement: (a) to any affiliate of such party; or (b) to any purchaser of all or substantially all of such party's assets or to any successor by way of merger, consolidation or similar transaction. Subject to the foregoing, this Agreement will be binding upon, enforceable by, and inure to the benefit of the parties and their respective successors and assigns.

     8.4 Choice of Law; Forum Selection. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington without reference to its choice of law rules, Quotescanada.com Inc. hereby irrevocably consents to exclusive personal jurisdiction and venue in the state and federal courts located in King County, Washington with respect to any actions, claims or proceedings arising out of or in connection with this Agreement, and agrees not to commence or prosecute any such action, claim or proceeding other than in the aforementioned courts.

     8.5 Nonwaiver; English Language. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same o any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party. The parties acknowledge having expressly required that this Agreement and all documents relating to it be written in English. Les parties reconnaissent avoir expressement exige que ce Contrat et tours les documents s'y rapportant soient rediges en anglais.

     8.6 Force Majeure. Neither party shall be deemed to be in default of or to have breached any provision of this Agreement as a result of any delay, failure in performance or interruption of service, resulting directly or indirectly from acts of God, acts of civil or military authorities, civil disturbances, wars, strikes or other labor disputes, fires, transportation contingencies, interruptions in telecommunications or Internet services or network provider services, failure of equipment and/or software, other catastrophes or any other occurrences which are beyond such party's reasonable control.

     8.7 Notices. Any notice or other communication required or permitted to be given hereunder shall be given in writing and delivered in person, mailed via confirmed facsimile or e-mail, or delivered by recognized courier services, properly addressed and stamped with the required postage, to the individual signing this Agreement on behalf of the applicable party at its address specified in the opening paragraph of the agreement and shall be deemed effective upon receipt. Either party may from time to time change the individual to receive notices or its address by giving the other party notice of the change in accordance with this section. In addition, a copy of any notice sent to InfoSpaceCanada shall also be sent to the following address:

InfoSpaceCanada.com  Inc.
15375  NE  90th  Street
Redmond,  WA  98052
Fax:  (425)  883-4846
Attention:  General  Counsel

     8.8 Savings. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the remaining provisions shall remain in full force and effect. If any provision of this Agreement shall, for any reason, be determined by a court of competent jurisdiction to be excessively broad or unreasonable as to scope or subject, such provision shall be enforced to the extent necessary to be reasonable under the circumstances and consistent with applicable law while reflecting as closely as possible the intent of the parties as expressed herein.

     8.9 Integration. This Agreement contains the entire understanding of the parties hereto with respect to the transactions and matters contemplated hereby, supersedes all previous agreements or negotiations between InfoSpaceCanada and Quotescanada.com Inc. concerning the subject matter hereof, and cannot be amended except by a writing signed by both parties.

     8.10 Counterparts; Electronic Signature. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of the Agreement will be equivalent to the original documents until such time as original documents are completely executed and delivered. "Transmitted Copies" will mean copies that are reproduced or transmitted via photocopy, facsimile or other process of complete and accurate reproduction and transmission.

     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the Effective Date.

Quotescanada.com  Inc.  Canada,  Inc.                 InfoSpaceCanada.com,  Inc.
("Quotescanada.com  Inc.")                            ("InfoSpaceCanada")

By: /s/ signed                                        By  /s/ signed

Name:  Paul  Dickson                                  Name:  Ellen  Alben

Title:  President                                    Title: SVP, Legal Business
                                                            Affairs

                                    EXHIBIT A
                                     CONTENT

     The Content consists of, but is not limited to, the following indices, directories and other items and services (as the same may be updated, revised or modified by InfoSpaceCanada in its sole discretion from time to time):

1.     Business  Finder
2.     People  Finder
3.     Reverse  LookUp
4.     International  Listings
5.     Net  Community
6.     Classifieds
7.     Mapping
8.     Other  items  and  services mutually pre-determined as agreeable content.

                                    EXHIBIT B

                                   TRADEMARKS
Quotescanada.com  Inc.  Marks

          [Quotescanada.com  Inc.  to  supply list of its applicable trademarks]

InfoSpaceCanada  Marks
InfoSpace
Infospace.ca
InfoSpace.com
InfoSpaceCanada.com
          Powered  by  InfoSpace
          Powered  by  Infospace.ca
Powered  by  InfoSpace.com
Powered  by  InfoSpaceCanada.com
The  Ultimate  Directory
The  Ultimate  Canadian  Directory
ActiveShopper
PageExpress
Search  Engine  For  the  Real  World
The  Stuff  That  Portals  Are  Made  Of

                                    EXHIBIT C

     1. Definitions. As used in this Agreement, the following terms have the following defined meanings:

          "Advertising Revenue" means the gross revenues (less any taxes, commissions and any required fees payable to third parties) received by a party for delivering Impressions.

          "Co-brand Fee" means a monthly nonrefundable sum in the amount of five hundred CA dollars ($500 CA).

          "Impression Threshold" means 300,000 Impressions per month for any month during the Term of this Agreement.

          "Impression Threshold Date" means the first date on which the number of Impressions meets or exceeds the Impression Threshold.

     2. Term. The term of this Agreement shall commenced on the Effective Date and, unless earlier terminated or extended as provided below, shall end upon the third anniversary of this Agreement (the "Term"); provided that the Term shall be automatically be renewed for successive one year periods unless either party provides written notice of termination to the other party at least ninety (90) days prior to the end of the then-current Term.

     3. Co-brand Fee. The Company will pay to InfoSpace the Co-brand Fee as follows:

     (a) the Co-brand Fee shall be payable as follows: monthly, and the initial payment shall be the first day of the month following the date when the Co-branded Pages are generally accessible to the public; and

     (b) the Co-brand Fee for any subsequent time periods shall be payable on or before the first day of each month.

     3. Banner Advertisements. InfoSpaceCanada shall have the exclusive right to serve and sell Banner Advertisements on the Co-branded Pages. The appearance of the Banner Advertisements will be as reasonably determined by InfoSpaceCanada; provided, that InfoSpaceCanada may reject any Banner Advertisement if such Banner Advertisement would materially adversely affect the download time or performance of such Co-branded Page. Neither party will submit for any Co-branded Page any Banner Advertisement which contains any material that is libellous or defamatory or that infringes any Intellectual Property Right or other right of any third party.

     4. Banner Advertising Revenue Share. The parties will share Banner Advertising Revenues as follows: InfoSpaceCanada shall remit to Quotescanada.com Inc. thirty percent (30%) of the Advertising Revenue received by InfoSpaceCanada for Banner Advertisements on the Co-branded Pages served on or after the first day of the first month following the Impression Threshold Date. Advertising Revenue share payments will be reconciled and paid within thirty (30) days following the calendar quarter in which the applicable Advertising Revenues are received by InfoSpace. InfoSpaceCanada will provide with each such payment a report setting forth Advertising Revenues received by it for such quarter and the percentage thereof payable to Quotescanada.com Inc.